Exhibit 4.1

VENTAS NONEMPLOYEE DIRECTOR

DEFERRED STOCK COMPENSATION PLAN

ARTICLE 1

INTRODUCTION

1.1 Establishment. Ventas, Inc. (the “Company”) hereby establishes the Ventas Nonemployee Director Deferred Stock Compensation Plan (the “Plan”) for those directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates. The Plan allows Nonemployee Directors to defer the receipt of cash compensation and to receive such deferred compensation in the form of Shares.

1.2 Purpose. The Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract and retain qualified persons to serve as Nonemployee Directors and to promote ownership by Nonemployee Directors of a greater proprietary interest in the Company, thereby aligning such Directors’ interests more closely with the interests of stockholders of the Company.

1.3 Effective Date. The Plan shall become effective as of September 9, 2004 (the “Effective Date”).

ARTICLE 2

DEFINITIONS

Certain terms used in this Plan have the meanings set forth in the Appendix.

ARTICLE 3

SHARES AVAILABLE UNDER THE PLAN

Subject to adjustment as provided in Article 10, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under the Plan shall be five hundred thousand (500,000). Such Shares may include authorized but unissued Shares, treasury Shares or Shares that have been reacquired by the Company.

ARTICLE 4

ADMINISTRATION

The Plan shall be administered by the Nominating and Governance Committee of the Board or such other committee as may be designated by the Board. The Committee shall have the authority to make all determinations it deems necessary or advisable for administering the

Plan, subject to the express provisions of the Plan. Notwithstanding the foregoing, no Director who is a Participant under the Plan shall participate in any determination relating solely or primarily to his or her own Shares, Stock Units or Stock Unit Account.

ARTICLE 5

ELIGIBILITY

Each person who is a Nonemployee Director on a Deferral Date shall be eligible to defer Fees payable on such date in accordance with Article 6 of the Plan. If any Nonemployee Director subsequently becomes an employee of the Company or any of its subsidiaries, but does not incur a Termination of Service, such Director shall continue as a Participant with respect to Fees previously deferred, but shall cease eligibility with respect to all future Fees, if any, earned while an employee.

ARTICLE 6

DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENTS

6.1 General Rule. Each Nonemployee Director may, in lieu of receipt of Fees, defer any or all of such Fees in accordance with this Article 6, provided that such Nonemployee Director is eligible under Article 5 of the Plan to defer such Fees at the date any such Fees are otherwise payable. A Director may elect to defer a percentage of his or her Fees or a specific dollar amount of his or her Fees in accordance with administrative procedures established with respect to the Plan.

6.2 Timing of Election. Each Nonemployee Director who is serving on the Board on the Effective Date may make a Deferral Election on the Effective Date. Any person who is not then serving as a Nonemployee Director may make a Deferral Election on or before the first date on which he or she is entitled to receive Fees. A Nonemployee Director who does not make a Deferral Election when first eligible to do so may make a Deferral Election at such time before any subsequent calendar year or other time permitted by the Committee in accordance with administrative procedures established with respect to the Plan.

6.3 Effect and Duration of Election. A Deferral Election shall apply to Fees payable after the date such election is made and shall be deemed to be continuing and applicable to all Fees payable in subsequent calendar years or other periods determined by the Committee, unless the Participant revokes or modifies such election by filing a new election form at such time before the first day of any subsequent calendar year or other period determined by the Committee in accordance with administrative procedures established with respect to the Plan, effective for all Fees payable on and after the first day of such calendar year or other period determined by the Committee.

6.4 Form of Election. A Deferral Election shall be made in a manner satisfactory to the Committee. Generally, a Deferral Election shall be made by completing and filing the specified election form with the Corporate Secretary or his or her designee within the period described in Section 6.2 or Section 6.3.

6.5 Establishment of Stock Unit Account. The Company shall establish a Stock Unit Account for each Participant. All Fees deferred pursuant to this Article 6 shall be credited to the Participant’s Stock Unit Account as of the Deferral Date and converted to Stock Units. The number of Stock Units credited to a Participant’s Stock Unit Account as of a Deferral Date shall equal the amount of the deferred Fees divided by the Fair Market Value of a Share on such Deferral Date, with fractional units calculated to three decimal places. Fractional Stock Units shall be credited cumulatively, but any fractional Stock Unit in a Participant’s Stock Unit Account at the time of a distribution under Article 7 shall be converted into cash equal to the Fair Market Value of a corresponding fractional Share on the date of distribution.

6.6 Crediting of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall be paid outright or have credited to his or her Stock Unit Account, as elected in advance by the Participant in accordance with procedures established by the Committee, a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Stock Units credited to the Participant’s Stock Unit Account as of the close of business on the record date for such dividend. Such dollar amount if credited to the Participant’s Stock Unit Account shall then be converted into a number of Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date.

ARTICLE 7

SETTLEMENT OF STOCK UNITS

7.1 Timing of Payment. A Participant shall receive or begin receiving a distribution of his or her Stock Unit Account in the manner described in Section 7.2 either (i) on or as soon as administratively feasible after the Participant incurs a Termination of Service, (ii) if the Participant has made an election to defer payment in accordance with this Section and as permitted by the Committee, on or as soon as administratively feasible after January 1 of the year immediately following the date on which the Participant incurs a Termination of Service, or (iii) if the Participant has made an election to defer payment in accordance with this Section and as permitted by the Committee, on or as soon as administratively feasible after such other date or event specified by the Participant. A Participant must deliver an election to defer the distribution or commencement of distribution to the Corporate Secretary or his or her designee such period in advance and in such manner as determined by the Committee.

7.2 Payment Options. A Deferral Election filed under Article 6 shall specify whether the Participant’s Stock Unit Account is to be settled by delivering to the Participant the number of Shares equal to the number of whole Stock Units then credited to the Participant’s Stock Unit Account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed ten years, provided that such installment payments do not extend more than ten years after the Participant’s Termination of Service as a Director. Any fractional Stock Unit credited to a Participant’s Stock Unit Account at the time of a distribution shall be paid in cash at the time of such distribution. A Participant may change the manner in which his or her Stock Unit Account is distributed in accordance with such procedures established by the Committee.

7.3 Payment Upon Death of a Participant. If a Participant dies before the entire balance of his or her Stock Unit Account has been distributed, the balance of the Participant’s Stock Unit Account shall be paid in Shares as soon as administratively feasible after the Participant’s death, to the beneficiary designated by the Participant under Article 9.

7.4 Continuation of Dividend Equivalents. If payment of Stock Units is deferred pursuant to Section 7.2, the Participant’s Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 6.6 until the entire balance of the Participant’s Stock Unit Account has been distributed.

ARTICLE 8

UNFUNDED STATUS

8.1 General. The interest of each Participant in any Fees deferred under the Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section 8.2, no money or other assets shall be set aside for any Participant.

8.2 Trust. To the extent determined by the Board, the Company may transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

ARTICLE 9

DESIGNATION OF BENEFICIARY

Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive payment of the Participant’s Stock Unit Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

ARTICLE 10

ADJUSTMENT PROVISIONS

In the event of a reorganization, recapitalization, stock split, stock dividend, spin-off, combination, corporate exchange, merger, consolidation or other change in the Common Stock or any distribution to stockholders of Common Stock other than cash dividends or any transaction determined in good faith by the Board or Committee to be similar to the foregoing, the Board or Committee shall make appropriate equitable changes in the number and type of Shares authorized by this Plan, and the number and type of Shares to be delivered upon settlement of Stock Unit Accounts under Article 7.

ARTICLE 11

GENERAL PROVISIONS

11.1 No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or beneficiary any rights of a stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article 7.

11.2 Changes to The Plan. The Board may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account at the time of such change or termination except that the Board may without the consent of any Participant terminate the Plan and pay out Shares with respect to Stock Units then credited to Participant’s Stock Unit Account.

11.3 Compliance With Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.

11.4 Limitations on Transferability. Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.

11.5 Governing Law. The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with the Delaware General Corporation Law.

11.6 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

APPENDIX 1

“Board” means the Board of Directors of the Company.

“Committee” means the Nominating and Governance Committee of Board or such other committee appointed to administer the Plan under Article 4.

“Common Stock” means the Company’s class of capital stock designed as Common Stock, or, in the event that the outstanding shares of Common Stock are after the Effective Date recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Company” means Ventas, Inc. a Delaware corporation, or any successor thereto.

“Deferral Date” means the date Fees would otherwise have been paid to the Participant.

“Deferral Election” means a written election to defer Fees under the Plan.

“Director” means any individual who is a member of the Board.

“Fair Market Value” of a share of Common Stock means, as of any applicable date, the closing sale price of the Shares on the New York Stock Exchange or any national or regional stock exchange in which the Shares are traded, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was such a reported sale. If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the New York Stock Exchange or a national or regional stock exchange, the fair market value of the Shares as of a particular date shall be determined by such method as shall be determined by the Committee.

“Fees” means all or part of any retainer or meeting fees payable in cash to a Nonemployee Director in his or her capacity as a Director. Fees shall not include any expenses paid directly or through reimbursement.

“Nonemployee Director” means a Director who is not an employee of the Company or any of its subsidiaries or affiliates. For purposes of the Plan, an employee is an individual whose wages are subject to withholding of federal income tax under Section 3401 of the Internal Revenue Code of 1986, as amended.

“Participant” means a Nonemployee Director who defers Fees under Article 6 of the Plan.

“Shares” means shares of the Common Stock.

“Stock Units” means the credits to a Participant’s Stock Unit Account under Article 6 of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

“Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section 6.5.

“Termination of Service” means termination of service as a Director for any reason.